Matthew Rohrmann (Investor Contact):	(212) 940-3339;	investorrelations@axiscapital.com
Keith Trivitt (Media Contact):	(212) 715-3557;	keith.trivitt@axiscapital.com

AXIS CAPITAL ANNOUNCES PUBLICATION OF THE COMPANY'S
2018 LOSS DEVELOPMENT TRIANGLES

PEMBROKE, Bermuda – June 19, 2019 – AXIS Capital Holdings Limited (“AXIS Capital” or the "Company") (NYSE: AXS) today announced the publication of the Company's 2018 Loss Development Triangles. A copy of this document is available in the Investor Relations section of the Company's website, www.axiscapital.com.

The data is presented as of December 31, 2018, on an accident-year basis and includes paid, incurred and ultimate losses on a net and gross basis. Development triangles for paid, incurred and ultimate losses are provided on a net of reinsurance basis, thus allowing for a more direct reconciliation between the triangles and the Company's published net financial information. The information for the development triangles is provided for 11 reserving classes of business that fall under the Company's two reportable segments, Insurance and Reinsurance.

Consistent with the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, financial information related to the accident & health lines of business is included in the Property and Other triangles of the Insurance and Reinsurance segments. The Company's accident and health lines of business were previously included in the Property and Other triangle of the Company's Insurance segment.

About AXIS Capital
AXIS Capital, through its operating subsidiaries, is a global provider of specialty lines insurance and treaty reinsurance with shareholders' equity at March 31, 2019, of $5.3 billion and locations in Bermuda, the United States, Europe, Singapore, Middle East, Canada, and Latin America. Its operating subsidiaries have been assigned a rating of "A+" ("Strong") by Standard & Poor's and "A+" ("Superior") by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

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LinkedIn: http://bit.ly/2kRYbZ5

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com